Exhibit 99.1

News Release

For Information Contact:        Jennifer Hanlon             Claudia Panfil
(305) 500-4547             (305) 500-3668
jennifer_a_hanlon@ryder.com claudia_panfil@ryder.com

Ryder System, Inc. Board of Directors
Member L. Patrick Hassey Retires

MIAMI, February 9, 2018 – Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, today announced that Board of Directors member L. Patrick Hassey has retired from his position on Ryder’s Board of Directors after 13 years of dedicated service, effective February 9, 2018.

“On behalf of the Board, I would like to thank Mr. Hassey for his service and leadership to Ryder,” said Robert Sanchez, Ryder Chairman and CEO. “Time and again, he has provided invaluable support to management and an unwavering commitment to maximizing shareholder value. His sage advice and guidance have certainly contributed to Ryder’s success and reputation.”

During his years as a Director, Mr. Hassey has served with diligence and distinction as a member of the Compensation and Governance Committees and as Chair of the Compensation Committee from May 6, 2011 to May 6, 2016. Ryder has benefited significantly from his outstanding leadership, strong character, sound judgment, and substantial business experience as the former Chairman, President and Chief Executive Officer of Allegheny Technologies Incorporated ("ATI"). Mr. Hassey guided ATI through a strategic transformation and helped build the company into a formidable global competitor. Prior to joining ATI, he served as an outside management consultant following a 36-year career at Alcoa, culminating in his role as an Executive Vice President and a member of the Corporate Executive Committee. Mr. Hassey led strategy development and marketing for Alcoa's aerospace businesses and gained extensive domestic and international experience in the aerospace, automotive, distribution and industrial gas turbine sectors. He formed the Pan-European business group of Alcoa and served as Group President of Alcoa Industrial Components.

In addition, Mr. Hassey has served on the Executive Committee of the Allegheny Conference on Community Development, the Advisory Council for the McGowan Institute of Regenerative Medicine and on the Board of Directors for the Duquesne Club in Pittsburgh, Pennsylvania and Alpha Natural Resources, Inc. Pat is also a Board member of Kaiser Aluminum Corporation.

About Ryder
Ryder is a FORTUNE 500® commercial fleet management, dedicated transportation, and supply chain solutions company. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the S&P MidCap 400® index. Ryder has been named among FORTUNE’s World’s Most Admired Companies, and has been recognized for its industry-leading practices in third-party logistics, environmentally-friendly fleet and supply chain solutions, and world-class safety and security programs. The Company is a proud member of the American Red Cross Disaster Responder Program, supporting national and local disaster preparedness and response efforts. For more information, visit www.ryder.com, and follow us on our Online Newsroom and social media pages: Facebook, LinkedIn, Twitter, Instagram, and YouTube.
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Note Regarding Forward-Looking Statements: Certain statements and information included in this news release are "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current plans and expectations and are subject to risks, uncertainties and assumptions. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties that could cause actual results and events to differ materially from those in the forward-looking statements including those risks set forth in our periodic filings with the Securities and Exchange Commission. New risks emerge from time to time. It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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